Exhibit 10.2
POSSIS MEDICAL, INC.
CHANGE IN CONTROL
TERMINATION PAY PLAN
Amended Effective
February 10, 2008

POSSIS MEDICAL, INC.
CHANGE IN CONTROL
TERMINATION PAY PLAN
TABLE OF CONTENTS

Page

SECTION 1.	INTRODUCTION		4

SECTION 2.	PARTICIPATION		4

SECTION 3.	TERMINATION OF EMPLOYMENT		4

3.1.	Notice of Termination

3.2.	Participant’s Termination Rights

SECTION 4.	TERMINATION PAYMENT		5

4.1.	Qualification

4.2.	Amount

	4.2.1.	Class I Participants
	4.2.2.	Class II Participants
	4.2.3.	Class III Participants
	4.2.4.	Class IV Participants
	4.2.5.	Class V Participants
	4.2.6.	Sales Personnel Compensation

4.3.	Cash Transaction Bonus

4.4.	Certain Additional Payments by the Company

4.5	Legal Fees and Expenses

SECTION 5.	28OG LIMITATON		12

SECTION 6.	AMENDMENT OR TERMINATION OF THE PLAN		12

SECTION 7.	MISCELLANEOUS PROVISIONS		12

7.1.	Nonexclusivity of Rights
7.2.	Successors
7.3.	Payments as Compensation
7.4.	Notice
7.5.	Governing Law
7.6.	Validity
7.7.	Employment
7.8.	Termination Prior to a Change in Control.

Page

SECTION 8.	CLAIMS PROCEDURE	15

8.1.	General
8.2.	Making a Claim
8.3.	Requesting Review of a Denied Claim
8.4.	Exhaustion of Administrative Remedies
8.5.	Decisions

SECTION 9.	DEFINITIONS	16

9.1.	Cause
9.2.	Change in Control
9.3.	Code
9.4.	Continuing Director
9.5.	Date of Termination
9.6.	Effective Date
9.7.	Employer
9.8.	Good Reason
9.9.	Notice of Termination
9.10.	Participant
9.11.	Plan
9.12.	Plan Year
9.13.	Termination of Employment

Schedule A: Participant List
Exhibit B: Participants Eligible for Gross-Up
Exhibit C: Cash Transaction Bonus

SECTION 1
INTRODUCTION
Effective September 15, 1999, Possis Medical, Inc., a Minnesota corporation (hereinafter sometimes referred to as “Employer” or the “Company”), hereby creates a change in control termination pay plan for the benefit of certain employees of the Employer in the event of a Change in Control. Capitalized terms used herein shall have the meaning provided in Section 9.
The Board of Directors of the Company (the “Board), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its officers and other key management, sales and technical personnel, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is essential to diminish the inevitable distraction of these employees by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide specified individuals with compensation and benefit arrangements upon a Change in Control which ensure that the compensation and benefits expectations of these individuals will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has adopted this Change in Control Termination Pay Plan.
SECTION 2
PARTICIPATION
All Participants in the Plan shall be identified at the discretion of the Board. Participants shall be classified as Class I, Class II, Class III, Class IV or Class V Participants. An employee who has become a Participant shall be considered to continue as a Participant in the Plan until the date of the Participant’s death or, if earlier, the date when the Participant is no longer employed by the Employer or is removed as a Participant at the discretion of the Board; provided, however, that a Participant who has a Termination of Employment within 24 months following the date of a Change in Control will not cease to be a Participant.
SECTION 3
TERMINATION OF EMPLOYMENT
3.1. Notice of Termination. Any purported termination of a Participant’s employment by the Employer or the Participant, including a Termination of Employment as defined herein, (other than by reason of the Participant’s death) within twenty-four (24) months following the month in which a Change in Control occurs, shall be communicated by a Notice of Termination to the other. No purported termination by the Employer of a Participant’s employment shall be effective if it is not pursuant to a Notice of Termination. Failure by a Participant to provide Notice of Termination shall not limit any rights of the Participant under the Plan except to the extent the Employer can demonstrate that it suffered actual damages by reason of such failure.

3.2. Participant’s Termination Rights. A Participant’s right to terminate his or her employment pursuant to the terms of the Plan shall not be affected by the Participant’s incapacity due to physical or mental illness. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason pursuant to the terms of the Plan. Termination by a Participant of the Participant’s employment for Good Reason shall constitute termination for Good Reason for all purposes of the Plan, notwithstanding that the Participant may also thereby be deemed to have “retired” under any applicable retirement programs of the Employer.
SECTION 4
TERMINATION PAYMENT
4.1. Qualification. To qualify for a termination payment under the Plan, a Participant must (a) be a Participant as of the date of the Change in Control, and (b) have a Termination of Employment within 24 months following a Change in Control.
4.2. Amount. Subject to the eligibility requirement set forth in Section 4.1, and the limitations set forth in Section 4.4 and Section 5, termination payments for Class I, Class II, Class III, Class IV and Class V Participants shall be determined as follows:
     4.2.1. Class I Participants. Termination payments shall be made to a Class I Participant in an amount equal to the sum of (a) thirty-six (36) times the Class I Participant’s highest monthly base compensation during the six (6) months immediately before the Date of Termination; and (b) all annual incentive payments that the Class I Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur. Said payments shall be paid in a single lump sum, discounted to present value, on the next business day following the Class I Participant’s Termination.
     Additionally, the Class I Participant shall receive the following: (a) until the end of the thirty-sixth (36th) month following the month in which occurs the Class I Participant’s Date of Termination, the Employer will arrange to provide the Class I Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class I Participant except as otherwise set forth below) as the welfare benefits and other employee benefits available to the Class I Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class I Participant pursuant to this clause (a) shall be discontinued if the Class I Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services up to $20,000 in value. Notwithstanding the foregoing, the health insurance benefits to be provided to a Class I Participant following the Class I participant’s Date of Termination shall be provided pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), except that the Corporation will continue to pay the employer portion of the premiums for such coverage, until the end of the period of time provided under COBRA and thereafter the Corporation’s obligation to provide health insurance benefits shall be limited to the obligation to contribute to the purchase of a health insurance policy selected and obtained by the Class I participant, by payment to the Class I participant of an amount up to but not exceeding the Corporation’s cost of providing coverage under COBRA at the time the COBRA period expired (not including any portion of such cost contributed by the Class I participant). Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class I Participant’s Date of Termination other than with respect to benefits to which the Class I Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class I Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class I Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.
     4.2.2. Class II Participants. Termination payments shall be made to a Class II Participant in an amount equal to the sum of (a) twenty-four (24) times the Class II Participant’s highest monthly base compensation during the six (6) months immediately before the Date of Termination; and (b) all annual incentive payments that the Class II Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur. Said payments shall be paid in a single lump sum, discounted to present value, on the next business day following the Class II Participant’s Termination.
     Additionally, the Class II Participant shall receive the following: (a) until the end of the twenty-fourth (24th) month following the month in which occurs the Class II Participant’s Date of Termination, the Employer will arrange to provide the Class II Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class II Participant except as otherwise set forth below) as the welfare benefits and other employee benefits available to the Class II Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class II Participant pursuant to this clause (a) shall be discontinued if the Class II Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services up to $15,000 in value. Notwithstanding the foregoing, the health insurance benefits to be provided to a Class II participant following the Class II participant’s Date of Termination shall be provided pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), except that the Corporation will continue to pay the employer portion of the premiums for such coverage, until the end of the period of time provided under COBRA, and thereafter the Corporation’s obligation to provide health insurance benefits shall be limited to the obligation to contribute to the purchase of a health insurance policy selected and obtained by the Class II participant, by payment to the Class II participant of an amount up to but not exceeding the Corporation’s cost of providing coverage under COBRA at the time the COBRA period expired (not including any portion of such cost contributed by the Class II participant). Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class II Participant’s Date of Termination other than with respect to benefits to which the Class II Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class II Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class II Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.
     4.2.3. Class III Participants. Termination payments shall be made to a Class III Participant in an amount equal to the sum of (a) twelve (12) times the Class III Participant’s highest monthly base compensation during the six (6) months immediately before the Date of Termination; (b) all annual incentive payments that the Class III Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur. Said payments shall be paid in a single lump sum, discounted to present value, on the next business day following the Class III Participant’s Termination.
     Additionally, the Class III Participant shall receive the following: (a) until the end of the twelfth (12th) month following the month in which occurs the Class III Participant’s Date of Termination, the Employer will arrange to provide the Class III Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class III Participant) as the welfare benefits and other employee benefits available to the Class III Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class III Participant pursuant to this clause (a) shall be discontinued if the Class II Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services up to $10,000 in value. Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class III Participant’s Date of Termination other than with respect to benefits to which the Class III Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class III Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class III Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.
     4.2.4. Class IV Participants. Termination payments shall be made to a Class IV Participant in an amount equal to the sum of (a) Nine (9) times the Class IV Participant’s highest monthly base compensation during the six (6) months immediately before the Date of Termination; (b) all annual incentive payments that the Class IV Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur. Said payments shall be paid in a single lump sum, discounted to present value, on the next business day following the Class IV Participant’s Termination.

     Additionally, the Class IV Participant shall receive the following: (a) until the end of the ninth (9th) month following the month in which occurs the Class IV Participant’s Date of Termination, the Employer will arrange to provide the Class IV Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class IV Participant) as the welfare benefits and other employee benefits available to the Class IV Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class IV Participant pursuant to this clause (a) shall be discontinued if the Class IV Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services up to $8,000 in value. Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class IV Participant’s Date of Termination other than with respect to benefits to which the Class IV Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class IV Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class IV Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.
     4.2.5. Class V Participants. Termination payments shall be made to a Class V Participant in an amount equal to the sum of (a) six (6) times the Class V Participant’s highest monthly base compensation during the six (6) months immediately before the Date of Termination; (b) all annual incentive payments that the Class V Participant would have received for the year in which the Date of Termination occurs, had required performance targets been met, which shall be deemed to have occurred on the Date of Termination, whether or not they have occurred or could possibly occur. Said payments shall be paid in a single lump sum, discounted to present value, on the next business day following the Class V Participant’s Termination.
     Additionally, the Class V Participant shall receive the following: (a) until the end of the sixth (6th) month following the month in which occurs the Class V Participant’s Date of Termination, the Employer will arrange to provide the Class V Participant with welfare benefits (including life and health insurance benefits) and other employee benefits of substantially similar design and cost (to the Class V Participant) as the welfare benefits and other employee benefits available to the Class V Participant immediately prior to the Notice of Termination or immediately prior to the date of the Change in Control, whichever is greater; but benefits otherwise receivable by the Class V Participant pursuant to this clause (a) shall be discontinued if the Class V Participant obtains full-time employment providing welfare benefits during such period following such termination; and (b) group outplacement counseling services up to $5,000 in value. Notwithstanding the foregoing, the Employer shall not be required to continue to provide disability benefits following a Class V Participant’s Date of Termination other than with respect to benefits to which the Class V Participant became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination. The Class V Participant shall not be required to mitigate the amount of any payment provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by the Class V Participant as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in clause (a) of this paragraph.
4.2.6 Sales Personnel Compensation. Notwithstanding the provisions herein pertaining to the calculation of termination payments to Participants under Sections 4.2.1 — 4.2.5 of the Plan, payments to sales personnel identified as Participants shall be as follows: Termination payments shall be made to sales personnel Participants in an amount equal to the number of months identified in the Class to which each Participant is assigned times the average base salary plus commissions earned on a monthly basis during the six (6) months immediately before the Date of Termination. No additional incentive payments or bonuses shall be included in the calculation of termination payments.
4.3 Cash Transaction Bonus. In the event of a Change in Control, and notwithstanding their employment status following a Change in Control, Participants identified by the Board may receive a Cash Bonus based on the value of the Employer at the time of a Change in Control and the premium, if any, paid for the Company that is over and above the baseline initial value of the Company on the date merger discussions are publicly disclosed. The formula for creating and calculating the Cash Bonus Pool, as well as the identity of the Participants eligible for the Cash Transaction Bonus, are specified in Exhibit ‘C’ hereto. To qualify for this Cash Bonus payment, the Participant must be a Participant as of the date of the Change in Control and must hold the same position, or have essentially the same or higher level of responsibility, as held when being named as a Participant.
The Cash Bonus payments provided herein shall be paid to senior management and to such other key management and technical personnel who, in the judgment of the Board, made significant contributions to the growth and success of the Corporation and played a vital role in increasing shareholder value, as measured by the value of the Corporation at the time of the Change in Control. The list of intended beneficiaries shall be subject to change at the discretion of the Board in the event that job responsibilities, employment status or other reasonable circumstances support changes to the identity of name Participants or to the allocation of the bonus pool among Participants.
4.4 Certain Additional Payments by the Company.
     4.4.1 Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant identified by the Board as eligible for the benefit provided in this Section 4.4 (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.4 (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by said Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then said Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, said Participant retains an amount of the Gross-Up

Payment equal to the Excise Tax imposed upon the Payments.
     4.4.2 Subject to the provisions of Section 9(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company, with the input of the Company’s certified public accounting firm, which shall provide detailed supporting calculations to the Participant within 15 business days of the receipt of notice that there has been a Payment. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to said Participant within a reasonable time. As a result of the uncertainty in the application of Code Section 4999, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4.3 and said Participant thereafter is required to make a payment of any Excise Tax, the Company shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company. In all events, payment of the Gross-Up Payment or the Underpayment, as applicable, shall be made no later than the end of the Participant’s taxable year following the taxable year in which the Participant remits the related taxes.
     4.4.3 Said Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after said Participant is informed in writing of such claim and shall appraise the Company of the nature of such claim and the date on which such claim is requested to be paid. Said Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies said Participant in writing prior to the expiration of such period that it desires to contest such claim, said participant shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim.
Provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold said Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.4.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the said Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs said Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to said Participant, on an interest-free basis and shall indemnify and hold said Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of said Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and said Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     4.4.4 If, after the receipt by said Participant of an amount advanced by the Company pursuant to Section 4.4.3, the said Participant becomes entitled to receive any refund with respect to such claim said participant shall (subject to the Company’s complying with the requirements of Section 4.4.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by said Participant of an amount advanced by the Company pursuant to Section 4.4.3, a determination is made the said Participant shall not be entitled to any refund with respect to such claim and the Company does not notify said Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
4.5 Legal Fees and Expenses. The Employer will pay any legal fees and expenses incurred by a Participant in connection with any dispute with any Federal, state or local governmental agency with respect to benefits claimed under the Plan. If the Participant utilizes arbitration to resolve any such dispute, the Employer will pay any legal fees and expenses incurred by the Participant in connection therewith. Such payment will be made, in all events, no later than the end of the Participant’s taxable year following the taxable year in which the expenses were incurred.
4.6 Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Employer be liable to the Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Section 409A. To the extent that any amount payable pursuant to this Section 4 constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Participant’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Employer (his “Separation from Service”), the Participant is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Employer, then such 409A Payment shall not be made to the Participant earlier than the earlier of (i) six (6) months after the Participant’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Plan that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Participant’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4.
SECTION 5
280G LIMITATION
The amount of any cash payment to be received by a Participant, other than a Participant identified by the Board as eligible for the benefits provided in Section 4.4, pursuant to the Plan shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by the Participant in connection with a Change in Control (whether payable pursuant to the terms of the Plan or any other plan, contract, agreement or arrangement with the Employer, with any person whose actions result in a Change in Control of the Employer or with any person constituting a member of an “affiliated group” (as defined in section 280G(d)(5) of the Code)) (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being treated as an “excess parachute payment” within the meaning of section 280G(b) (l) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state or federal taxes (computed at the highest marginal rate), including any taxes payable pursuant to section 4999 of the Code, a greater after-tax benefit to the Participant than the after-tax benefit to the Participant of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Employer and acceptable to the Participant does not constitute a “parachute payment” within the meaning of section 280G (b) (2) of the Code; (b) any reduction in payments pursuant to the Plan shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of section 28OG(b)(4) of the Code in the opinion of such tax counsel; (c) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Employer in accordance with the principles of section 28OG(d)(4) of the Code; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to the Participant is required pursuant to the Plan, the Employer shall initially make the payment to the Participant and the Participant shall be required to refund to the Employer any amounts ultimately determined not to have been payable under the terms of the Plan.
SECTION 6
AMENDMENT OR TERMINATION OF THE PLAN
6.1. The Plan may be terminated or amended at any time, at the discretion of the Board. Except to the extent benefits have become payable but have not actually been paid, the Plan terminates automatically on the second anniversary of the date of a Change in Control.

6.2. The Board expressly retains the authority and discretion to amend the Plan and adjust the benefits specified for any or all of the five Classes of Participants listed in Section 4 of the Plan to an amount above the current level of benefits if a review of peer group companies and general industry practice, or other valid and reason, indicates that current benefits are below industry norms.
SECTION 7
MISCELLANEOUS PROVISIONS
7.1. Non-exclusivity of Rights. Nothing in the Plan shall prevent or limit any Participant’s continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Employer and for which the Participant may qualify, nor shall anything in the Plan limit or reduce such rights as any Participant may have under any other agreement with, or plan, program, policy or practice of, the Employer. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Employer shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by the Plan.
7.2. Successors. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer or of any division or subsidiary thereof employing any Participant to expressly assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle each affected Participant to compensation from the Employer in the same amount and on the same terms as the Participant would be entitled under the Plan if the Participant terminated employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and Notice of Termination shall be deemed to have been given on such date.
7.3 Payments as Compensation. Payments under the Plan shall not be deemed compensation for purposes for any retirement or 401(k) Plan maintained by the Company.
7.4. Notice. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:
If to the Employer, to:
Possis Medical, Inc.
Attention: General Counsel
9055 Evergreen Blvd. N.W.
Minneapolis, MN 55433

If to the Participant, to the address shown on the records of the Employer, which the Employer shall keep up to date.
Either party may change its address for purposes of this Section 7.4 by giving appropriate notice to the other party.
7.5. Governing Law. The validity, interpretation and construction of the Plan shall be governed by the laws of the State of Minnesota, except to the extent that federal law controls.
7.6. Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
7.7. Employment. The Plan does not constitute a contract of employment or impose on the Employer any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Employer.
7.8. Termination Prior to a Change in Control. Any termination of the Participant’s employment by the Employer without Cause prior to a Change in Control, and which occurs at the request or insistence of any person (other than the Employer) in connection with a Change in Control shall be deemed to have occurred after the Change in Control for purposes of the Plan.
SECTION 8
CLAIMS PROCEDURE
8.1. General. If a Participant believes that he or she may be entitled to benefits, or the Participant is in disagreement with any determination that has been made, the Participant may present a claim to the Employer.
8.2. Making a Claim. A Participant’s claim must be written and must be delivered to the Employer. Within 30 days after delivery of such claim, the Participant shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 60 days from the date of delivery of such claim) to reach a decision.
If such claim is wholly or partially denied, the Participant shall receive a written notice specifying: (a) the reasons for denial; (b) the Plan provisions on which the denial is based; and (c) any additional information needed from the Participant in connection with the claim and the reason such information is needed. The Participant also shall receive a copy of Section 8.3 below concerning the Participant’s right to request a review.
8.3 Requesting Review of a Denied Claim. A Participant may request that a denied claim be reviewed. Such request for review must be written and must be delivered to the Employer within 30 days after the Participant receives the written notice that the participant’s claim was denied. Such request for review may (but is not required to) include issues and comments the Participant wants considered in the review. The Participant may examine pertinent Plan documents by asking the Employer. Within 30 days after delivery by the Participant of the Participant’s request for review, the Participant shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than 60 days from the date of delivery of such request for review) to reach a decision. The decision shall be in writing and shall specify the Plan provisions on which it is based.
8.4. Exhaustion of Administrative Remedies. No Participant (nor the estate of any deceased Participant) may commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA, or under any other provision of law, whether or not statutory, until the claims and review procedures set forth herein have been exhausted in their entirety.
8.5. Decisions. All decisions on claims and on reviews of denied claims will be made by the Employer. The Employer may, in its discretion, hold one or more hearings. If a Participant does not receive a decision within the specified time, the Participant should assume that the claim was denied or re-denied on the date the specified time expired. The Employer reserves the right to delegate its authority to make decisions.
SECTION 9
DEFINITIONS
When the following terms are used in this document with initial capital letters, they shall have the following meanings.
9.1. Cause — shall mean (i) the material breach by a Participant of any obligation to the Company under the terms of this Plan; (ii) any acts of a Participant constituting gross negligence or conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise; (iii) Employees breach of any fiduciary duty to the Employer; or (iv) a Participant’s conviction or the entry of a pleading of guilty or nolo contendere to any crime involving moral turpitude. For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant with reasonable belief that the Participant’s action or omission was not in the best interest of the Employer. Failure by a Participant to perform the Participant’s duties with the Employer during any period of disability shall not constitute Cause.
9.2. Change in Control — shall mean:
(a)	a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Employer is then subject to such reporting requirement; or

(b)	the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act)

by the Employer or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer (i) representing 25% or more, but not more than 50%, of the combined voting power of the Employer’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined) or (ii) representing more than 50% of the combined voting power of the Employer’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of the Plan by reason of the ownership of 25% or more of the total voting capital stock of the Employer then issued and outstanding by the Employer, any subsidiary of the Employer or any employee benefit plan of the Employer or of any subsidiary of the Employer or any entity holding shares of the common stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Employer Entity”); or
(c)	the announcement of a tender offer by any person or entity (other than an Employer Entity) for 20% or more of the Employer’s voting capital stock then issued and outstanding, which tender offer has not been approved by the Board, a majority of the members of which are Continuing Directors, and recommended to the shareholders of the Employer; or

(d)	the Continuing Directors cease to constitute a majority of the Employer’s Board of Directors; or

(e)	the shareholders of the Employer approve (i) any consolidation or merger of the Employer in which the Employer is not the continuing or surviving corporation or pursuant to which shares of Employer stock would be converted into cash, securities or other property, other than a merger of the Employer in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Employer; or (iii) any plan of liquidation or dissolution of the Employer.
9.3. Code — shall mean the Internal Revenue Code of 1986, as amended.
9.4. Continuing Director — shall mean any person who is a member of the Board of Directors of the Employer, while such person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors as of the Effective Date or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors for purposes of this definition. “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13(d)-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer representing 20% or more of the combined voting power of the Employer’s then outstanding securities, but shall not include the Investors or any Employer Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12(b)-2 promulgated under the Exchange Act.
9.5. Date of Termination — shall mean the date specified in the Notice of Termination (except in the case of a Participant’s death, in which case Date of Termination shall be the date of death); provided, however, that if the Participant’s employment is terminated by the Employer, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant and if the Participant’s employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Employer.
9.6. Effective Date — shall mean September 15, 1999.
9.7. Employer — shall mean Possis Medical, Inc., a Minnesota corporation, or any successor thereto pursuant to Section 7.2 hereof or by operation of law.
9.8. Good Reason — shall mean the occurrence, without a Participant’s express written consent, within 24 months following a Change in Control of any one or more of the following:
(a)	a material reduction by the Employer in the Participant’s base salary as in effect immediately prior to the Change in Control or as the same shall be increased from time to time;

(b)	the Employer’s requiring the Participant to be based at a location in excess of thirty (30) miles from the location of the Participant’s office immediately prior to the Change in Control:

(c)	a material reduction in aggregate benefits available to the Participant immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(d)	the failure of the Employer to obtain a satisfactory agreement from any Successor to the Employer to assume and agree to perform under the Plan, as contemplated in Section 7.2 hereof;

(e)	any purported termination by the Employer of the Participant’s employment that is not effected pursuant to a Notice of Termination (as hereinafter defined); and

(f)	any action of the Employer which results in a material diminution in the Participant’s authority, duties, or responsibilities. .
For the avoidance of doubt, the failure of the Company to maintain equity based benefits after a Change in Control in which the surviving company, or its parent company, does not generally offer equity based benefits to its employees, will not be considered a material reduction in aggregate benefits under Section 9.8(c) if such successor provides another benefit of reasonably equivalent value. In order to be considered a resignation for Good Reason for purposes of this Plan, the Participant must provide the Employer with written notice and description of the existence of the Good Reason condition within 90 days of the existence of such Good Reason condition, and the Employer shall have 30 days to cure such Good Reason condition.
9.9. Notice of Termination — shall mean a written notice which shall set forth the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
9.10. Participant — shall mean the employees of the Employer identified as such by the Board, as the same may be modified by the Employer from time to time. Each Participant shall be assigned to Class I, Class II, Class III, Class IV or Class V provided in Section 4 herein.
9.11. Plan — shall mean the termination pay plan of the Employer established for the benefit of the Participants in the event of a Change in Control. The Plan shall be referred to as the “Possis Medical, Inc. Change in Control Termination Pay Plan.”
9.12. Plan Year — the twelve consecutive month period ending on any December 31.
9.13. Termination of Employment — shall mean termination of a Participant’s employment (a) by the Employer for any reason other than Cause or (b) by a Participant for Good Reason; but shall not include termination by reason of a Participant’s death.

Approved by action of the Executive Committee of the Possis Medical, Inc. Board of Directors by Action in Writing effective October 28, 1999
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective December 6, 1999
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective April 3, 2001
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective December 12, 2001
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective June 6, 2005
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective March 21, 2006
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective February 19, 2007
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Amended Effective February 10, 2008
/s/ Irving R. Colacci
Irving R. Colacci, Secretary

Schedule A to Possis Medical, Inc. Change in Control Termination Pay Plan As Amended November 8, 2007

	Participants — Management	Class		Participants — Sales	Class
1	Robert G. Dutcher	I
2	Irving R. Colacci	II
3	Jules L. Fisher	II
4	James D. Gustafson	II
5	Shawn F. McCarrey	II
6	Robert J. Scott	II

7	Michael Olson	III	36	Mark Deaver	III
8	John C. Riles	III	37	Rob Ledenham	III
9	Eric J. Thor	III	38	Dan Naples	III
10	Pete Valliant	III	39	Kevin Phelan	III
11	Timothy J. Anderson	III	40	Jim Ries	III
12	Cindy Galbraith	III	41	Alan Schuster	III
13	Mark D. Stenoien	III	42	Joseph Shokooh	III
			43	Rohn Simon	III
			44	Pamela Truhn	III
			45	Barry Way	III
14	Cindy Kennedy	IV	46	Manos Protonotarious	IV
15	Michael J. Bonnette	IV	47	Phillip Wojahn	IV
16	Mark Hilse	IV	48	Bob Galant	IV
17	Hieu V. Le	IV	49	Dale Henke	IV
18	Dean Swanson	IV	50	Marty Jensen	IV
19	Trent Farago	IV	51	Brian Small	IV
20	Rick Prather	IV	52	David Hartzog	IV
21	Bonnie F. Carney	IV	53	Fred Smith	IV
22	Kyle Matson	IV	54	Gary Carlson	IV
23	Dan Janse	IV	55	Doug Wyciskalla	IV
24	Amy Deroiser	IV	56	Kurt Baumgartel	IV
25	Gary Jarvis	IV
26	Steve Yatckoske	IV
27	Brad Higginson	IV
28	Alan Kaeding	V	57	James Kuntz	V
29	Dale Horecka	V
30	Steve Timm	V
31	Rob Oveson	V
32	Rod Dupre	V
33	Joe Dutcher	V
34	John Hauck	V
35	Robert Lambert	V

Schedule B to Possis Medical, Inc. Change in Control Termination Pay Plan
Participants Eligible for Gross-Up
February 19, 2007

Participant	Title

Robert G. Dutcher	Chairman, CEO and President

Robert J. Scott	Vice President, Manufacturing and IT

Schedule C to Possis Medical, Inc. Change in Control Termination Pay Plan
Cash Transaction Bonus
November 8, 2007
The Cash Transaction Bonus Pool shall be created based on the baseline initial value on the date merger discussions are publicly disclosed. The baseline amount would be equal to the 30 day trailing (excluding the day of the announcement) closing stock price average multiplied by the number of issued and outstanding shares on that date If the acquisition is closed for an amount below the baseline, no bonus amount is paid. If the acquisition is closed for an amount above the baseline, a pool is created that increases as the premium above the baseline increases, consistent with the following schedule:

Deal Premium	Bonus Percent

11-20%	2.0%
21-30%	2.5%
31-40%	3.0%
41-50%	3.5%
50+%	4.0%
The Board shall maintain a schedule of intended beneficiaries under the bonus plan, which shall include the anticipated allocation of the bonus pool among the named participants. This schedule, however, shall be subject to change at the discretion of the Board in the event that job responsibilities, employment status or other reasonable circumstances support changes to the identity of named Participants or to the allocation of the bonus pool among Participants. The current anticipated allocation is as follows:

Dutcher:	30%
Colacci:	10%
Scott:	10%
Riles:	5%
Other	13%
McCarrey:	10%
Gustafson:	10%
Fisher:	10%
Olson:	2%